BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

July 27, 2022

BNY Mellon Short Term Municipal Bond Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective August 1, 2022, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Short Term Municipal Bond Fund (the "Fund"), as follows:

Until August 1, 2023, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of its classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.39%. On or after August 1, 2023, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to August 1, 2023, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

       James Bitetto

       Secretary

Accepted and Agreed To:

BNY MELLON SHORT TERM MUNICIPAL BOND FUND

By: /s/ James Windels

      James Windels

      Treasurer